                                                                    EXHIBIT 23.5


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the prospectus constituting a part of this registration statement of our reports dated February 16, 2000, except for Note 20, which is as of March 31, 2000, relating to the consolidated financial statements and schedule of Schein Pharmaceutical, Inc. appearing in the Schein Pharmaceutical, Inc. Annual Report on Form 10-K for the fiscal year ended December 25, 1999, and the consolidated financial statements of Schein Pharmaceutical, Inc. appearing in the current report on Form 8-K dated September 11, 2000 of Watson Pharmaceuticals, Inc.

We also consent to the reference to us under the caption "Experts" in the prospectus.


/s/ BDO SEIDMAN, LLP

New York, New York
January 3, 2001